Exhibit 2.1

MERGER AGREEMENT

dated

August 11, 2023

by and among

HDL Therapeutics, Inc.,

Swiftmerge Acquisition Corp.

and

IVCP Merger Sub, Inc.

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

Exhibit A	–	Form of Parent Certificate of Incorporation
Exhibit B	–	Form of Parent Bylaws
Exhibit C	–	Form of Company Support Agreement
Exhibit D	–	Form of Sponsor Support Agreement
Exhibit E	–	Form of Lock-Up Agreement
Exhibit F	–	Form of Amended and Restated Registration Rights Agreement
Exhibit G	–	Form of Parent Equity Incentive Plan

MERGER AGREEMENT

MERGER AGREEMENT dated as of August 11, 2023 (this “Agreement”), by and among HDL Therapeutics, Inc., a Delaware corporation (the “Company”), Swiftmerge Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), and IVCP Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company is a commercial-stage biotechnology company with an FDA approved therapy for reducing coronary atheroma in a rare cardiovascular disease (the “Business”);

B. Parent is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent and was formed for the sole purpose of consummating the Merger (as defined below);

C. On the day that is at least one Business Day prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

D. In connection with and in furtherance of the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto (the “Parent Certificate of Incorporation”) and adopt bylaws substantially in the form attached as Exhibit B (the “Parent Bylaws”) in each case, with such changes as may be agreed in writing by Parent and the Company;

E. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent; and (ii) Parent will change its name to “HDL Therapeutics, Inc.”;

F. It is anticipated that, within 24 hours following the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Company Stockholders listed on Schedule I shall enter into and deliver the Company Support Agreement, substantially in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each such Company Stockholder shall agree to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

G. Contemporaneous with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor is entering into and delivering the Sponsor Support Agreement, substantially in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, (i) not to transfer or redeem any Parent Common Shares held by the Sponsor, and (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Parent Shareholder Meeting;

H. Parent intends that, for United States federal and applicable state income tax purposes, the Domestication will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the Domestication;

I. Each of the parties hereto intends that, for United States federal and applicable state income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment”), and this Agreement is intended to constitute a “Plan of Reorganization” with respect to the Merger; and

J. The Boards of Directors of each of the Company, Parent and Merger Sub have (i) approved and declared advisable this Agreement and the Merger and such other transactions contemplated by this Agreement and the Ancillary Agreements to which each such party hereto are or will be party, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders, (iii) resolved to recommend that their respective shareholders approve the Merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and (iv) in the case of Parent, resolved to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

“2023 Minimum Pre-Closing Financing” has the meaning set forth in Section 6.10.

“2023 Period” has the meaning set forth in Section 6.10.

“2024 Minimum Pre-Closing Financing” has the meaning set forth in Section 6.10.

“2024 Period” has the meaning set forth in Section 6.10.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise.

“Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon full conversion of all shares of Company Preferred Stock other than shares of Series X Preferred Stock, as adjusted, as applicable, in accordance with the Company Charter, that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Aggregate Merger Consideration” means a number of Parent Common Shares equal to the quotient obtained by dividing (a) (i) the Base Purchase Price minus (ii) the Series X Gross Up Amount, by (b) $10.00.

“Aggregate Participating Merger Consideration” means (i) the Aggregate Merger Consideration, minus (ii) the Aggregate Preference Amount.

“Aggregate Preference Amount” means a number of Parent Common Shares equal to (i) the aggregate number of Parent Common Shares to be issued pursuant to Section 3.1(b) (assuming for this purpose that no holder of shares of Series X Preferred Stock elects to receive the Series X Option Amount), plus (ii) the aggregate number of Parent Common Shares to be issued pursuant to Section 3.1(c)(i)(A).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash amount available in the Trust Account and (ii) the aggregate cash amount obtained through financing arrangements in accordance with Section 6.9 minus (without duplication) (b) (i) the Parent Redemption Amount, (ii) the Company Transaction Expenses, (iii) the Parent Transaction Expenses, (iv) the aggregate amount of cash paid in respect of the Series X Gross Up Amount and (v) the aggregate of each applicable electing holder’s Series X Option Amount under Section 3.3(c)(i).

“Agreement” has the meaning set forth in the preamble.

“Alternate Exchange” means The Nasdaq Capital Market, The Nasdaq Global Select Market, NYSE, NYSE American, or any successor thereto.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Ancillary Agreements” means the Company Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Earnout Period” means the period starting on the Closing Date and ending on the second anniversary of the Closing Date.

“Authority” means any federal, state, provincial, municipal, local, foreign, multinational or supra-national government, governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, authority, agency or instrumentality of such government, governmental authority, regulatory body or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, arbitration panel, court, tribunal, mediator or similar judicial body of competent jurisdiction.

“Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2023.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” means $400,000,000.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, operations, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized or required by Law to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” has the meaning set forth in Section 4.22(c)

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Cayman Registrar” has the meaning specified in Section 2.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Control” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquiring beneficial ownership of equity interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries (including, following the Closing, the Company) on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.4(a).

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Press Release” has the meaning set forth in Section 11.5.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Bylaws” means the Bylaws of the Company dated January 29, 2013.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Charter” means the Seventh Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on June 15, 2023.

“Company Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Earnout Holders” means the holders of Company Capital Stock (but excluding holders of Dissenting Shares, Series X Preferred Stock and shares cancelled pursuant to Section 3.1(a)) as of immediately prior to the Effective Time.

“Company Exclusively Licensed IP” means any and all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.4(a) (Non-Contravention – Organizational Documents), Section 4.5(a) (Capitalization) (other than the last sentence of Section 4.5(a)), Section 4.5(b) (Capitalization), Section 4.6 (Subsidiaries) and Section 4.24 (Finders’ Fees).

“Company Information Systems” has the meaning set forth in Section 4.17(p).

“Company IP” means, collectively, any and all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means any and all Intellectual Property owned by a third Person and licensed to or purported to be licensed, in whole or in part, to the Company or that the Company otherwise has a right to use or purports to have a right to use.

“Company Owned IP” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means all series of the preferred stock of the Company, $0.0001 par value per share.

“Company Product” means any product that is being researched, tested, developed, or manufactured by or behalf of the Company and all products (if any) with respect to which the Company has the right to receive payment as listed on Schedule 1.1(a).

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.2(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.2(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) the cost of any directors’ and officers’ “tail” insurance policy obtained by the Company, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Agreement. Notwithstanding the foregoing or anything to the contrary herein, Company Transaction Expenses shall not include (i) any Parent Transaction Expenses and (ii) the amounts set forth on Schedule 1.1(b).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 6, 2022, by and between the Company and Parent.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Participating Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, governmental Order, Action, directive, guidelines or recommendations promulgated by any Authority that has jurisdiction over the Company, Parent or their Subsidiaries, as applicable, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.2.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Domestication” has the meaning specified in the recitals to this Agreement.

“Domestication Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Earnout Cap” has the meaning set forth in Section 3.6(b).

“Earnout Milestone” means, as applicable, (i) the First Share Price Performance Milestone and/or (ii) the Second Share Price Performance Milestone.

“Earnout Pro Rata Share” means, for each Company Earnout Holder, a percentage determined by the quotient of:

(a) the total number of shares of Aggregate Fully Diluted Company Common Stock issued and outstanding or issuable to such Company Earnout Holder, in each case, as of immediately prior to the Effective Time, divided by

(b) the total number of shares of Aggregate Fully Diluted Company Common Stock.

“Earnout Shares” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Election Form” has the meaning set forth in Section 3.3(c)(i).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b) or (c) of the Code that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means any one or more of the following: (a) any change in general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation thereof; (e) the taking of any action expressly required by this Agreement or any action taken by the Company at the written request or with the consent of Parent or any action taken by Parent or Merger Sub at the written request of or with the consent of the Company; (f) any changes in applicable Laws (including any COVID-19 Measures) or accounting rules (including U.S. GAAP) or the interpretation thereof following the date of this Agreement; (g) the permitted announcement or completion of the transactions contemplated by this Agreement; (h) any natural disaster, acts of God or epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures); or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise an Excluded Matter may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Laws” means all applicable Laws and Orders applicable to the research, development, testing, production, manufacture, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of the Company Products, including: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. §301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. §1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, and any comparable state or local Laws; (d) the applicable requirements of Medicare, Medicaid and other Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (e) the Federal Trade Commission Act, (f) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (g) applicable state licensing, disclosure and transparency reporting requirements, and (h) any Laws of Japan, the European Union, member states of the European Union, and any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in Clauses (a) through (g) above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any rules or regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement to the extent any such liabilities exceed any assets held in a rabbi trust to fund such obligations, and (j) any agreement to incur any of the same.

“Intellectual Property” means any and all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, know-how, research, methodologies, customer lists, business plans, databases, collections of data, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, invention disclosures, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, provisionals, priority documents, re-examinations, renewals, counterparts, extensions, substitutions, counterparts, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”); rights of privacy and publicity and in social media accounts; and identifiers, and other intellectual property; and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the individuals listed on Schedule 1.1(c).

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1(d).

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of John “Sam” Bremner and Christopher J. Munyan.

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases, subleases, space sharing, licenses or other occupancy agreements described on Schedule 1.1(e) attached hereto, together with all amendments thereto and guarantees thereof, which Schedule includes the parties to such documents and the address for each Real Property subject thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the lock-up agreement, in substantially the form attached hereto as Exhibit E, which shall be effective as of the Closing.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, business or results of operations of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that, solely in the case of the foregoing clause (i), a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

“Nasdaq” means The Nasdaq Global Market.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the Registration Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent Agreements” means the Parent Letter Agreement, the Parent Underwriting Agreement, the Trust Agreement and the Parent Warrant Agreement.

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution dated December 14, 2021 and effective on December 14, 2021.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Bylaws” has the meaning set forth in the recitals to this Agreement.

“Parent Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“Parent Class A Ordinary Shares” means prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Parent.

“Parent Class B Ordinary Shares” means prior to the Domestication, the Class B ordinary shares, par value $0.0001 per share, of Parent.

“Parent Common Share” means (a) prior to the Domestication, a Parent Class A Ordinary Share and/or a Parent Class B Ordinary Share, as applicable, and (b) from and following the Domestication, a share of common stock, par value $0.0001 per share, of Parent.

“Parent Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, excluding multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Parent, or under which the Parent has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.6(a).

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.5 (Non-Contravention), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Letter Agreement” means the letter agreement, dated as of December 17, 2021, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Private Warrant” means a warrant to purchase one (1) Parent Class A Ordinary Share at an exercise price of $11.50 per share that was sold to the Sponsor in a private placement at the time of the consummation of the IPO.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means a warrant to purchase one (1) Parent Class A Ordinary Share at an exercise price of $11.50 per share that was included in the Parent Units sold in the IPO.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Shareholder Approval” means the approval of the Parent Proposals by the Parent’s shareholders at the Parent Shareholder Meeting.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or Merger Sub, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Parent or Merger Sub, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any Ancillary Agreement. Notwithstanding the foregoing or anything to the contrary herein, Parent Transaction Expenses shall not include any Company Transaction Expenses.

“Parent Underwriting Agreement” means the Underwriting Agreement, dated as of December 14, 2021, by and between Parent and BofA Securities, Inc., as representative of the underwriters thereto.

“Parent Unit” means each unit of Parent consisting of one Parent Class A Ordinary Share and one-half of one Parent Warrant, which units were sold in the IPO.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Parent Warrant Agreement” means the Warrant Agreement, dated as of December 14, 2021, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PEO Sponsored Plan” means any Plan sponsored by a professional employer organization, including Insperity.

“Permit” means each license, certificate, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(f).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust, Authority or other entity or organization of any other kind.

“Personal Information” means any data or information regarding or capable of being associated with an identifiable natural person or device, or that otherwise constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, excluding multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Pre-Closing Financing” has the meaning set forth in Section 6.10.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure, dissemination, or otherwise making available, alignment or combination, restriction, securing, erasure, or destruction.

“Prospectus” means the final IPO prospectus of Parent, dated December 14, 2021.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means any and all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, any and all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means any and all Intellectual Property constituting Company Owned IP or filed in the name of the Company, that in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the amended and restated registration rights agreement, in substantially the form attached hereto as Exhibit F, which shall be effective as of the Closing.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Representatives” of a Person means the officers, directors, Affiliates, members, partners, managers, attorneys, accountants, consultants, employees, representatives and agents of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Signing Filing” has the meaning set forth in Section 11.5.

“Signing Press Release” has the meaning set forth in Section 11.5.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series X Gross Up Amount” means the aggregate amount, if any, of the amounts paid to the applicable purchasers of the shares of Series X Preferred Stock pursuant to Section 4.16(c) of the agreement between each such purchaser and the Company pursuant to which such purchaser purchased such shares of Series X Preferred Stock.

“Series X Option Amount” has the meaning set forth in Section 3.3(c)(i).

“Series X Preferred Stock” means Company Preferred Stock designated as “Series X Preferred Stock” in the Company Charter.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Swiftmerge Holdings, LP, a Delaware limited partnership.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, escheat, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is the nature of a tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Common Shares are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; or (b) if the Parent Common Shares are not listed or admitted to trading on any national securities exchange, days on which the Parent Common Shares are traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Parent Common Shares are available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Parent’s Board of Directors.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II

THE DOMESTICATION AND THE MERGER

2.1 Domestication.

(a) Subject to receipt of the Parent Shareholder Approval, on the day that is at least one Business Day prior to the Closing Date, Parent shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Domestication”), together with the Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) under the Cayman Companies Act, including Section 206 thereof, in connection with the Domestication, and (iii) obtaining a certificate of de-registration from the Cayman Registrar.

(b) In accordance with applicable Law, the Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Shareholder: (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; (iii) each then issued and outstanding Parent Warrant shall become exercisable for one share of common stock, par value $0.0001 per share, of Parent (“Domesticated Parent Warrant”), pursuant to the Parent Warrant Agreement; and (iv) each then issued and outstanding Parent Unit shall separate and convert automatically into one share of common stock, par value $0.0001 per share, of Parent and one-half of one Domesticated Parent Warrant.

2.2 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and Parent shall change its name to “HDL Therapeutics, Inc.”

2.3 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, in form and substance reasonably acceptable to the Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 U.S. Tax Treatment. For U.S. federal and applicable state or local income tax purposes, each of the parties intends that (a) the Domestication qualifies for the Domestication Intended Tax Treatment, and (b) the Merger qualifies for the Merger Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a tax-deferred reorganization under Section 368(a) of the Code.

2.6 Company Charter; Company Bylaws.

(a) The Company Charter as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The Company Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be “HDL Therapeutics OpCo, Inc.” until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

2.8 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent. Effective as of the Effective Time, Parent’s Board of Directors will consist of five (5) directors classified into three classes with respect to the term for which they hold office; (i) Sponsor shall have the right to designate one (1) director, which director shall be the individual set forth on Schedule 2.9 and which director shall be designated as a Class III director serving for a term expiring at the third annual meeting of Parent stockholders held after the Closing Date and (ii) the Company shall have the right to designate four (4) directors. At least three (3) directors shall qualify as independent directors under Nasdaq or Alternate Exchange rules, as applicable. At or prior to the Closing, Parent will provide each member of Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). The officers of the Company shall become the initial officers of Parent as of immediately after the Effective Time, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Capital Stock. All consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.2, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III

EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock and Merger Sub Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Shares of Series X Preferred Stock. Each share of Series X Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Series X Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Common Shares equal to: (i) (A) the Original Issue Price (as defined in the Company Charter) for such share of Series X Preferred Stock divided by (B) $10.00 plus (ii) (A) the amount of the Senior Accruing Dividend (as defined in the Company Charter) accrued but unpaid thereon, divided by (B) $10.00.

(c) Conversion of Shares of Other Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a), any Dissenting Shares and any shares of Series X Preferred Stock) shall, in accordance with the Company Charter, be converted into the right to receive (i) a number of Parent Common Shares equal to: (A)(1) the Original Issue Price (as defined in the Company Charter) for such share of Company Preferred Stock divided by (2) $10.00, plus (B) the Conversion Ratio, plus (ii) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies, set forth in Section 3.6.

(d) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive: (i) a number of Parent Common Shares equal to the Conversion Ratio, plus (ii) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies, set forth in Section 3.6.

(e) Effect on Company Capital Stock. All shares of Company Capital Stock converted pursuant to Section 3.1(b), Section 3.1(c) or Section 3.1(d) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration plus, in the cases of Section 3.1(c) and Section 3.1(d), the contingent right to receive a number of Earnout Shares into which such shares of Company Capital Stock shall have been converted in the Merger, in each case, in accordance with and to the extent provided herein.

(f) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(g) Merger Consideration Cap. For the avoidance of doubt, the value of the aggregate consideration to be received by all holders of Company Capital Stock, in respect of the Company Capital Stock, at the Closing, whether in the form cash or Parent Common Shares (with each Parent Common Share valued at $10.00 per share), shall not exceed the Base Purchase Price.

3.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who shall have demanded and has properly exercised and perfected appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration or any number of Earnout Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration and a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies, set forth in Section 3.6, to which such holder is entitled in accordance with Section 3.1, without interest thereon, upon transfer of such shares, in each case, in accordance and to the extent provided herein. The Company shall promptly provide Parent with written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.3 Surrender and Payment.

(a) Exchange Fund. At least two (2) Business Days prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of Parent Common Shares sufficient to deliver the Aggregate Merger Consideration payable pursuant to this Agreement (such Parent Common Shares, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. Upon the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”) together with a Lock-Up Agreement, and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal and Lock-Up Agreement, deliver such Company Stockholder’s applicable portion of the Aggregate Merger Consideration to such Company Stockholder.

(c) Series X Option.

(i) No more than 20 Business Days and no later than 15 Business Days prior to the Closing Date, the Company shall make a form of election (an “Election Form”) available to all holders of Series X Preferred Stock issued and outstanding as of the date thereof. Each Election Form shall permit the applicable holder of Series X Preferred Stock to specify, by submitting such Election Form to the Company no later than five (5) Business Days prior to the Closing Date, the number of shares of Series X Preferred Stock with respect to which such holder elects to receive, in lieu of the Parent Common Shares allocable to such shares of Series X Preferred Stock as a portion of the Aggregate Merger Consideration, cash consideration in the amount of $10.00 for each such Parent Common Share (such amount, the applicable electing holder’s “Series X Option Amount”).

(ii) At the Closing, Parent shall pay, or cause to be paid, as applicable, the applicable Series X Option Amount to each holder of Series X Preferred Stock that has duly submitted an Election Form to receive cash in lieu of Parent Common Shares pursuant to Section 3.3(c)(i) as set forth in the Closing Consideration Spreadsheet and in accordance with Section 6.6.

(iii) For the avoidance of doubt, upon a holder of Series X Preferred Stock actually receiving cash in lieu of Parent Common Shares in accordance with Section 3.3(ii), such shares of Series X Preferred Stock for which cash is actually received in lieu of Parent Common Shares shall be cancelled and retired and the right to receive Parent Common Shares in respect of such shares of Series X Preferred Stock shall terminate and such Parent Common Shares shall not be issued or redistributed to any Person.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.3 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.4 Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible, as adjusted, as applicable, under the Company Charter;

(ii) the number of Parent Common Shares to be issued to each holder of shares of Company Capital Stock under Section 3.1;

(iii) the number of Aggregate Fully Diluted Company Common Stock; and

(iv) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Aggregate Preference Amount;

(C) the Aggregate Participating Merger Consideration;

(D) the Conversion Ratio;

(E) for each Company Earnout Holder, its Earnout Pro Rata Share;

(F) the Series X Gross Up Amount; and

(G) for each holder of Series X Preferred Stock that has duly submitted an Election Form to receive cash in lieu of any portion of the Aggregate Merger Consideration, the Series X Option Amount due to such holder.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under ARTICLE III and subparagraphs (2) and (3) of Section 6.6.

3.5 Adjustment. The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Shares occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued.

3.6 Earnout.

(a) Issuance of Earnout Shares.

(i) From and after the Closing until the end of the Applicable Earnout Period, as additional consideration in the Merger in respect of the shares of Company Capital Stock (and without the need for additional consideration from any holder thereof), the Company Earnout Holders shall be entitled to earn, in accordance with their respective Earnout Pro Rata Share, up to an aggregate amount of 11,000,000 additional Parent Common Shares, in accordance with Sections 3.6(a)(i)(A) and 3.6(a)(i)(B) (subject to any adjustment pursuant to Section 3.6(e), the “Earnout Shares”):

(A) 6,000,000 Earnout Shares, in the aggregate, if, at any time during the Applicable Earnout Period, over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $12.50 per share (the “First Share Price Performance Milestone”); and

(B) 5,000,000 Earnout Shares, in the aggregate, if, at any time during the Applicable Earnout Period, over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $15.00 per share (the “Second Share Price Performance Milestone”).

(ii) Parent shall deliver or cause to be delivered the applicable Earnout Shares to the Company Earnout Holders promptly (but in any event within three (3) Business Days) following the date on which an applicable Earnout Milestone is achieved.

(b) Earnout Cap. For the avoidance of doubt, the Company Earnout Holders shall be entitled to earn Earnout Shares upon the occurrence of each Earnout Milestone (or a Change of Control as described below in Section 3.6(c), if applicable) during the Applicable Earnout Period; provided, however, that each Earnout Milestone (or a Change of Control as described below in Section 3.6(c), if applicable) shall only occur once, if at all, and in no event shall the Company Earnout Holders be entitled to earn more than 11,000,000 Earnout Shares in the aggregate (subject to adjustment as set forth in Section 3.6(e)) (the “Earnout Cap”).

(c) Change of Control Event. If at any time during the Applicable Earnout Period, there occurs any transaction resulting in a Change of Control, and the corresponding valuation of Parent Common Shares is (i) greater than or equal to the amount set forth in Section 3.6(a)(i)(A), then, immediately prior to the consummation of such Change of Control, the First Share Price Performance Milestone set forth in Section 3.6(a)(i)(A) shall be deemed to have occurred; and (ii) greater than or equal to the amount set forth in Section 3.6(a)(i)(B), then, immediately prior to the consummation of such Change of Control, both the First Share Price Performance Milestone set forth in Section 3.6(a)(i)(A) and the Second Share Price Performance Milestone set forth in Section 3.6(a)(i)(B) shall be deemed to have occurred; provided, however, that, in each case of clauses (i) and (ii), the applicable Earnout Shares shall be released to the Company Earnout Holders as of immediately prior to the Change of Control, and the Company Earnout Holders shall be eligible to participate in such Change of Control transaction with respect to such Earnout Shares.

(d) Evidence of Issuance of Earnout Shares. Parent shall take such actions as are reasonably requested by the Company Earnout Holders to evidence the issuances pursuant to this Section 3.6, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent). From and after the Closing, at all times during the Applicable Earnout Period, Parent will keep available for issuance a sufficient number of unissued shares of Parent Common Shares to permit Parent to satisfy its issuance obligations set forth in this Section 3.6 and will take all actions required to increase the authorized number of shares of Parent Common Shares if at any time there will be insufficient unissued shares of Parent Common Shares to permit such reservation.

(e) Adjustments to Earnout Shares. In the event Parent shall at any time during the Applicable Earnout Period, pay any dividend on Parent Common Shares by the issuance of additional Parent Common Shares, or effect a subdivision, recapitalization, split, or combination, exchange or consolidation of the outstanding Parent Common Shares (by reclassification or otherwise) into a greater or lesser number of Parent Common Shares, then in each case (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Parent Common Shares (including any other shares so reclassified as Parent Common Shares) outstanding immediately after such event and the denominator of which is the number of Parent Common Shares that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Section 3.6(a)(i)(A) and Section 3.6(a)(i)(B)above shall be appropriately adjusted to provide to such Company Earnout Holders the same economic effect as contemplated by this Agreement prior to such event.

(f) Efforts to Remain Listed. During the Applicable Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Shares to be tradable over, Nasdaq or an Alternate Exchange, as applicable; provided, however, that the foregoing shall not limit Parent from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Upon the consummation of any Change of Control during the Applicable Earnout Period, other than as set forth in this Section 3.6, Parent shall have no further obligations pursuant to this Section 3.6(f).

3.7 No Fractional Shares. No fractional Parent Common Shares, or certificates or scrip representing fractional Parent Common Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any holder of a share of Company Capital Stock who would otherwise be entitled to receive a fraction of a Parent Common Share (after aggregating all fractional Parent Common Shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

3.8 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

3.9 Withholding. Notwithstanding any other provision to this Agreement, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Parent and Merger Sub, respectively); provided, that, Parent and Merger Sub, as applicable, shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that Parent or Merger Sub, as applicable, intends to withhold in connection with the payment of the Aggregate Merger Consideration (except with respect to withholding imposed on payments in the nature of compensation) so as to provide the Company with an opportunity to provide any form or documentation to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the applicable Taxing Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced)), the Company hereby represents and warrants to Parent:

4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the State of Delaware. The Company (a) has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted and (b) is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority or be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of the Company, in each case as amended to the date hereof. The Company has not taken any action in violation or derogation of its organizational documents. The organizational documents of the Company are in full force and effect. The Company is not in violation of its organizational documents.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and the Company Stockholders and declared the advisability of this Agreement; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (A) Persons holding a majority of the votes represented by all outstanding shares of Company Capital Stock entitled to vote thereon; and (B) Persons holding at least 51% of the outstanding shares of Company Preferred Stock, voting as a separate class, are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization . None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its properties, rights or assets, except as set forth in Section 4.4 of this Agreement, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, $0.0001 par value per share, and 6,982,662 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), of which 925,000 shares of Preferred Stock are designated “Series A Preferred Stock”, 1,359,067 shares of Preferred Stock are designated “Series B Preferred Stock”, 981,594 shares of Preferred Stock are designated “Series C Preferred Stock”, 382,662 shares of Preferred Stock are designated “Series D Preferred Stock” and 2,734,339 shares of Preferred Stock are designated “Series E Preferred Stock” and 600,000 shares of Preferred Stock are designated “Series X Preferred Stock”. There are 10,000,000 shares of Company Common Stock, 925,000 shares of Series A Preferred Stock, 1,359,067 shares of Series B Preferred Stock, 981,594 shares of Series C Preferred Stock, 382,661 shares of Series D Preferred Stock, 80,185.24 shares of Series E Preferred Stock and 45,566.88 shares of Series X Preferred Stock issued and outstanding as of the date of this Agreement. Other than the Company Common Stock, the Preferred Stock and shares issuable upon conversion or exchange of the outstanding Preferred Stock in accordance with the Company Charter, no other shares of capital stock or other voting securities (including any Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote) of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter and the Company Bylaws. No shares of Company

Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names.

(b) Except for the Company Preferred Stock, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company’s organizational documents or any Contract to which the Company is a party), (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable), or (vii) any stock appreciation, phantom stock or similar rights with respect to the Company.

4.6 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

4.7 Corporate Records. Except as set forth on Schedule 4.7, all proceedings occurring since August 10, 2020 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law, the Company Charter or the Company Bylaws, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (a) the unaudited balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2022 and December 31, 2021 (collectively, the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company as of March 31, 2023 and March 31, 2022 and the related statements of operations, changes in stockholders’ equity and cash flows for the three-month periods ended March 31, 2023 and March 31, 2022 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis subject to normal audit adjustments and the absence of notes thereto. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein subject to normal audit adjustments. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since March 31, 2023 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; (v) for liabilities set forth on Schedule 4.9(b); and (vi) for liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company does not have any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) Except as set forth on Schedule 4.9(c), the Company does not have any Indebtedness.

4.10 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. Except as set forth on Schedule 4.11, from the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 (for which Parent has not given such consent).

4.12 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices or properties of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company, the Business, any of the Company’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company or any of its rights, properties or assets. Since August 10, 2020, the Company and its rights, properties and assets have not been subject to any Action by any Authority.

(b) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a complete and correct list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices or Plans);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company (A) which has continuing obligations for payment of an annual compensation of at least $200,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Stockholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $100,000 or greater;

(xii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents of the Company);

(xiii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $100,000 per the terms of such contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

(b) Each Material Contract is (i) a valid and binding agreement of the Company, (ii) in full force and effect and (iii) enforceable by and against the Company and, to the Knowledge of the Company, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract; each member of the Company has performed in all material respects all respective obligations required to be performed by them to date under each Material Contract; the Company has not received any written claim or written notice of termination or breach of or default under any such Material Contract; and no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by a member of the Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a complete and correct list of each material Permit held by a member of the Company that is required under applicable Law to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to carry out or conduct the Business, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.16 Compliance with Laws.

(a) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since August 10, 2020, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since August 10, 2020, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. Since August 10, 2020, the Company has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority.

(b) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.17 Intellectual Property.

(a) The Company is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). To the Knowledge of the Company, the Company is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company has a valid right to use the Company Licensed IP as currently used.

(b) Schedule 4.17(b) sets forth a correct and complete list of all (i) Registered IP; (ii) Domain Names constituting Company Owned IP; and (iii) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details, including filing and issuance dates; (B) the record owner and nature of the ownership; (C) the jurisdictions, registrar or platform by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; (D) any liens or security interests that apply; (E) whether such item is Government Funded IP; and (F) the status, anticipated expiration and identification of any actions that must be taken in the 90 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.

(c) To the Knowledge of the Company, all Registered Owned IP that constitute issued Patents are valid and enforceable. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid and enforceable. As of the date of this Agreement, no Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any litigation, interference, opposition, reissue, reexamination, revocation, inter parties review, nullity, cancellation or Uniform Domain Name Dispute-Resolution Policy proceeding or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. Since August 10, 2020, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. The Registered Owned IP is currently in compliance with formal legal requirements of the applicable intellectual property office and all registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

(d) Since August 10, 2020, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, since August 10, 2020, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) Since August 10, 2020, the Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person the Company alleging infringement or misappropriation of Company IP. The Company is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company.

(f) Except as disclosed on Schedule 4.17(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Registered IP on behalf of the Company or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company’s confidential information both during and after the term of such Person’s employment or engagement. For all Patents included in the Company-Owned IP, each inventor (i) is duly listed on each applicable Patent and (ii) has assigned his or her rights to the Company.

(g) Except as listed on Schedule 4.17(g), no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Registered IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP, and neither the Registered IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP is subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law (Government Funded IP).

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

(i) Except with respect to the agreements listed on Schedule 4.14(a)(i), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets and all other material Confidential Information. No Company IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company is in actual possession of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k) Schedule 4.17(k) is list of material software and data bases relating to the operation of any asset of the Company showing the nature of rights enjoyed, whether such software is owned by the Company and its Subsidiaries or licensed from third parties and, if owned by the Company and its Subsidiaries, whether developed in house or by third parties and whether source code and system documentation are possessed.

(l) Schedule 4.17(l) contains a list of all of the Company’s and its Subsidiaries’ inbound and outbound (i) material IP, software and technology agreements (including in each case, licenses, covenants not to sue, co-branding agreements, co-existence agreements, releases, options, rights of first offer, rights of first refusal and settlements) and (ii) research and development agreements and other agreements pursuant to which IP or software was or is intended to be developed by or for the Company or any of its Subsidiaries. Please also provide any source code escrow arrangements that the Company or any of its Subsidiaries has with any third parties.

(m) To the Knowledge of the Company, none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(n) In connection with its Processing of any Personal Information, the Company is in material compliance with all applicable Data Protection Laws. To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company. Without limiting the generality of the foregoing, to the Knowledge of the Company, since August 10, 2020, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company) for which the Company would be required to make a report to a governmental authority, a data subject, or any other Person.

(o) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated Publicly Available Software into the Company’s products and services, and the Company has not distributed Publicly Available Software as part of the Company’s products and services other than as set forth on Schedule 4.17(o) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(p) To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company.

4.18 Employees; Employment Matters.

(a) Schedule 4.18(a) contains a true, correct and complete list of the employees of the Company as of the date hereof, setting forth the employee ID, location, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2022 and 2021, if applicable, hire date, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, and leave status.

(b) The Company has made available to Parent or its counsel a true, correct and complete list of each of the independent contractors or consultants of the Company as of the date hereof, setting forth the name, principal work location, engagement or start date, compensation structure, average monthly hours worked, and nature of services provided.

(c) The Company is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company, no employees are represented by any labor union or other organization or representative, and, since August 10, 2020, to the Knowledge of the Company, there has been no proceeding by a labor union or similar organization seeking to organize or represent any employees of the Company. There is no labor strike, slowdown or work stoppage, organizing activity, or lockout pending or, to the Knowledge of the Company, threatened against the Company, and, since August 10, 2020, the Company has not experienced any strike, slowdown, work stoppage, organizing activity, or lockout by or with respect to its employees. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company relating to labor or employment matters. The Company has not been in the past six (6) years engaged in or threatened with any such Actions.

(e) Since August 10, 2020, the Company has been in compliance with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). Since August 10, 2020, the Company has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the WARN Act. There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(f) The Company is, and for the past six (6) years has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, employee leave, disability rights or benefits, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. Each individual currently engaged by the Company as an independent contractor or consultant is, and for the past six (6) years has been, correctly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company classified by the Company as “exempt” is, and for the past six (6) years has been, correctly classified by the Company as “exempt” under applicable Law, and the Company has not received any notice from any Authority or Person disputing such classification. Except as set forth in Schedule 4.18(f), the Company has paid in full to all of its employees, contractors, and other service providers all wages, salaries, commissions, bonuses, benefits, and other compensation due as of the date of this Agreement; there is no claim with respect to payment of wages, salary, or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened with respect to any persons currently or formerly employed or engaged by the Company; and the Company is not a party to, or otherwise bound by, any court order or any consent decree with, or citation by, any Authority relating to employees or employment practices.

(g) The Company has complied in all material respects with all laws relating to the verification of identity and employment authorization of individuals employed in the United States. No audit by any Authority is currently being conducted, is pending or is threatened to be conducted, with respect to any workers employed by any member of the Company. Schedule 4.18(g) discloses each individual who is employed by the Company pursuant to a visa and the expiration date of such visa.

(h) To the Knowledge of the Company, no Key Employee is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company or (ii) the Company’s business or operations. No Key Employee has given notice of his or her intent to terminate his or her employment with the Company, and, to the Knowledge of the Company, no such Person has any plans to terminate employment with or services for the Company, nor has the Company provided notice of its present intention to terminate the employment of any of the foregoing.

(i) Since August 10, 2020, the Company has not received notice of any claim, litigation, or Action relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or misconduct; nor is the Company a party to any settlement relating to such matters; and to the Knowledge of the Company, no such claim, litigation, or Action has been threatened. Since August 10, 2020, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, misconduct, and workplace violence claims or complaints reported to the Company, or of which the Company has become aware, relating to current and/or former employees or contractors of the Company. With respect to each such claim or complaint with potential merit, the Company has taken appropriate corrective action.

(j) As of the date hereof and since August 10, 2020, there have been no material audits of the Company by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company, nor have there been any related charges, fines, or penalties, and the Company has been in compliance in all material respects with OSHA.

4.19 Withholding. Except as disclosed on Schedule 4.19, all reasonably anticipated obligations of the Company with respect to employees of the Company (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, for salaries, bonuses and vacation pay/paid time off to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or accrued on the Company Financial Statements prior to the Closing Date.

4.20 Employee Benefits.

(a) Schedule 4.20(a) sets forth a correct and complete list of all Plans and indicates which Plans are PEO Sponsored Plans. With respect to each Plan that is not a PEO Sponsored Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan; (vi) the three (3) most recent written results of all required compliance testing, if any; and (vii) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Authority received in the last three years with respect to any Plan. For each PEO Sponsored Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto that have been provided to the Company and (ii) the current summary plan description and any material modifications thereto that have been provided to the Company.

(b) No Plan is or has at any time been (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans, and with respect to each PEO Sponsored Plan, with respect to Employees, provide retiree or post-employment health, disability, life insurance or other welfare benefits and the Company has no obligation to provide such benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(i) Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.21 Real Property.

(a) Except as set forth on Schedule 4.21, the Company does not own nor has it ever owned, or otherwise have an interest in, any Real Property, including under any Real Property Lease. The Leases are the only Contracts pursuant to which the Company leases, subleases or uses any Real Property or right in any Real Property. The Company has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its respective leasehold estates in all the Real Property it Leases, which Real Property consists of the research, manufacturing, and office facilities described on Schedule 4.21, free and clear of all Liens. The Company has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder or by the counterparty thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) the Company has not exercised early termination options, if any, under any such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees made by the owners of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased Real Property subject to such Leases, none of which is subleased or assigned to another Person. Each Lease is a lease of all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company does not owe any brokerage commission with respect to any Real Property. To the Company’s Knowledge, there is no condemnation or similar proceeding pending or threatened with respect to any Real Property leased by the Company or any portion thereof.

4.22 Tax Matters. Except as set forth on Schedule 4.22,

(a) (i) The Company has duly and timely filed all income and other material Tax Returns which are required to be filed by it (taking into account any applicable extensions), and has paid all Taxes (whether or not shown on such Tax Returns) which have become due other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP; (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects; (iii) there is no Action, to the Company’s knowledge, pending or proposed in writing, with respect to any amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company has duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the Company; (vii) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction, and the Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) there is no outstanding power of attorney from the Company authorizing anyone (other than employees of the Company) to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xi) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes); (xiv) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company will not be required to include any material item of taxable income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or foreign Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date outside of the ordinary course of business (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

4.23 Environmental Laws. The Company has complied and is in compliance, in each case, in all material respects, with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply. The Company has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.24 Finders’ Fees. Except as set forth on Schedule 4.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its respective Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.25 Directors and Officers. Schedule 4.25 sets forth a correct and complete list of all directors and officers of the Company as of the date hereof.

4.26 Anti-Money Laundering Laws.

(a) The Company currently is and has at all times been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”); (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”);

(ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Anti-Money Laundering Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.27 Insurance. All insurance policies currently in effect that insure the property, assets or business of the Company are set forth on Schedule 4.27, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company is a party or by which the Company is bound. Since August 10, 2020, the Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of any member of the Company.

4.28 Related Party Transactions. Except as set forth on Schedule 4.28, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company or any of its Subsidiaries, Company Stockholders, current or former director, manager, officer or employee of any Person in the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company, (b) owns any asset, property or right, tangible or intangible, which is used by the Company, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company since August 10, 2020.

4.29 No Trading or Short Position. None of the Company or any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.30 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.31 Exchange Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.32 Healthcare Compliance.

(a) The Company is, and has been since August 10, 2020, in compliance in all material respects with all applicable Healthcare Laws.

(b) Since August 10, 2020, the Company has not received written or, to the Knowledge of the Company, oral notice of: (i) any pending or threatened Action by the FDA or any other Authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Laws, (ii) any investigation by an Authority related to any potential or alleged violation by the Company of any applicable Healthcare Laws, or (iii) being charged with any act that would subject the Company to liability for criminal or civil money penalties, product seizure, injunction, mandatory exclusion, permissive exclusion, or other administrative actions or sanctions, including a warning letter or import hold, under any Healthcare Laws. The Company is not and since August 10, 2020 has not been a party or subject to a corporate integrity agreement or any administrative or judicial consent order imposed pursuant to action by the Office of Inspector General of the United States Department of Health and Human Services or any similar monitoring agreement or consent order pursuant to action by any other Authority. The Company has no reporting obligations pursuant to any settlement agreement entered into with any Authority for an alleged violation of any Healthcare Laws. As of the date hereof, there are no restrictions imposed by any Authority upon the Business, activities, or services of the Company that would prevent it from operating as it currently operates or intends to operate in the future.

(c) All pre-clinical and clinical investigations conducted or sponsored by or on behalf of the Company and submitted or intended to be submitted to an Authority to support a regulatory approval, clearance, or other form of marketing authorization in any country, were and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority, including but not limited to: (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations (“CFR”), (ii) applicable FDA standards for the design, conduct, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, and 56 of the CFR, (iii) FDA investigational device exemption regulations contained in Title 21 part 812 of the CFR, (iv) FDA good manufacturing practices regulations contained in Title 21 part 820 of the CFR, and (v) applicable Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(d) All Company Products have all required regulatory approvals, clearances, or other form of marketing authorization and are, and have been since August 10, 2020, in compliance in all material respects with FDA regulations for medical devices contained in Title 21 parts 801, 803, 807, 812, 814 and 820, as applicable, of the CFR as well as applicable Healthcare Laws in each country in which such Company Product(s) are marketed or commercialized, and the Company is the sole holder of all such approvals, clearances or marketing authorizations. Except as would not be expected to have a materially adverse impact on the Company, all reports, documents, claims, communications, alerts, permits, registrations, listings, adverse event reports and notices required to be filed, maintained or furnished to the FDA or any other Authority by the Company have been so filed, maintained or furnished in a timely manner. To the Knowledge of the Company, all such reports, documents, claims, communications, alerts, permits, registration, listings, adverse event reports and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing), were in compliance with applicable Laws, including the FDCA, and no deficiencies, liabilities, restrictions or limitations on the use of the Company Products have been asserted by any Authority with respect thereto, and no restrictions or limitation on the use of any Company Product have been ordered by any Authority.

(e) Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) To the Knowledge of the Company, no officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which exclusion, debarment, or suspension is mandated by 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or authorized by 21 U.S.C. §335a(b), 42 U.S.C. §1320a-7 or any similar Healthcare Laws. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been charged with or convicted of any crime or engaged in any conduct for which such person could be excluded, debarred, suspended or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Laws. No Actions that would reasonably be expected to result in debarment, suspension or exclusion are pending or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, any of its Representatives performing research or work on behalf of the Company.

(g) The Company has not received any written (or, to the Knowledge of the Company, oral) notice or correspondence from the FDA or any other Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.

(h) No data generated by the Company with respect to the Company Products is the subject of any Action, either pending or, to the Company’s Knowledge, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

(i) To the Company’s Knowledge, no Company Product is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Healthcare Law) or (iii) in material violation of the FDCA (or any similar Healthcare Law). Since August 10, 2020, neither the Company nor, to the Company’s Knowledge, any of its respective contract manufacturers, has received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other Authority. Each Company Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with all Healthcare Laws and all Applicable Laws, including those related to investigational use, marketing approval, Quality Systems Regulations

(QSR), current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples, record keeping, and reporting. There is no investigation, action or proceeding pending or, to the Knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product. No manufacturing site owned, leased or operated by the Company or, to the Company’s Knowledge, any of their respective contract manufacturers, is or has since August 10, 2020 been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Authority. To the Company’s Knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any Authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Company Products or the manner in which such Company Products are manufactured or distributed.

(j) All advertising material used by or on behalf of the Company is adequately substantiated and in compliance in all material respects with the Company Product information as approved or cleared by the FDA or other competent Authority, including the Federal Trade Commission, in the country or jurisdiction where the advertising material has been or is used.

(k) Since August 10, 2020, the Company has neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, nor is the Company currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Company Product. The Company has not received any written notice from the FDA or any other Authority regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company, (ii) a change in the marketing classification or a material change in the labelling of any Company Product, or (iii) termination, enjoinment or suspension of the manufacturing, marketing, or distribution of a Company Product.

4.33 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Shareholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the Registration Statement or any Other Filing).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC and publicly available in unredacted form no later than the second day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3, 5.8 or 5.12:

5.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Each Parent Party has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each Parent Party is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties. Since their organization, the Parent Parties have not conducted any business activities other than activities directed toward the accomplishment of a business combination. The Parent Parties have made available to the Company, prior to the date of this Agreement, complete and accurate copies of their respective organizational documents, in each case as amended as of the date hereof. No Parent Party has taken any action in violation or derogation of its organizational documents. Each of the Parent Parties has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted.

5.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party (other than the Parent Shareholder Approval). No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

5.4 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, (c) filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and any filing required pursuant to the HSR Act.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (b) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7 Issuance of Shares. The shares comprising the Aggregate Merger Consideration and any Earnout Shares, in each case, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such Earnout Share or share comprising the Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The shares comprising the Aggregate Merger Consideration and any Earnout Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent is $22,100 divided into 200,000,000 Parent Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares, and 1,000,000 preference shares, par value $0.0001 per share, of which 5,621,910 Parent Class A Ordinary Shares (inclusive of Parent Class A Ordinary Shares included in any outstanding Parent Units), 2,250,000 Parent Class B Ordinary Shares and no preference shares are issued and outstanding. As of the date of this Agreement, 11,250,000 Parent Public Warrants (inclusive of Parent Public Warrants included in any outstanding Parent Units) and 9,350,000 Parent Private Warrants are issued and outstanding. No other shares of capital stock or other voting securities (including any Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote) of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. All outstanding Parent Warrants have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, Parent Common Shares and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities (including any Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Sub may vote) of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the Registration Statement, Proxy Statement/Prospectus or other Offer Documents will, (a) when the Registration Statement is first filed, (b) on the effective date of the Registration Statement, (c) on the date when the Proxy Statement/Prospectus is mailed to the Parent’s shareholders and (d) at the time of the Parent Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the Registration Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has approximately $23.87 million in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 17, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified except as set forth in the Parent SEC Documents. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Class A Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Class

A Ordinary Shares pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since June 27, 2023, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent (other than the underwriters of the IPO or Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Class A Ordinary Shares for redemption pursuant to the Parent Articles (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles).

5.11 Listing. The Parent Class A Ordinary Shares, Parent Units and Parent Warrants are listed on Nasdaq, with trading tickers “IVCP,” “IVCPU” and “IVCPW”.

5.12 Board Approval.

(a) By resolutions duly adopted (and not thereafter modified or rescinded) by Parent’s Board of Directors (including any required committee or subgroup of such board) the Board of Directors of Parent has (i) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Ancillary Agreements to which such Parent Party is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein (ii) determined that this Agreement, the Additional Agreement to which a Parent Party is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are in the best interests of Parent and Parent’s shareholders, (iii) directed that the Parent Proposals be submitted to Parent’s shareholders for consideration at the Parent Shareholder Meeting, (iv) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (v) recommended to Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by Merger Sub’s Board of Directors (including any required committee or subgroup of such board), Merger Sub’s Board of Directors has, as of the date of this Agreement, (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Agreements to which Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein, (ii) declared the advisability of the transactions contemplated by this Agreement, (iii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder and (iv) recommended to Merger Sub’s sole shareholder to adopt this Agreement.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use reasonable best efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (subject to Parent’s obligations to file the Registration Statement under Section 6.5) (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, as they have been amended, revised or superseded by a later filing, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is amended, revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Registration Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Class A Ordinary Shares or prohibit or terminate the listing of Parent Class A Ordinary Shares on Nasdaq or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Class A Ordinary Shares under the Exchange Act.

(g) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) are complete and accurate and fairly present, in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes) (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h) Except (i) as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements or disclosed in Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since Parent’s formation and (iii) liabilities that would not reasonably be expected to have a Material Adverse Effect in respect of Parent and Merger Sub, there are no liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent.

(i) Except as disclosed in the Parent SEC Documents, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Certain Business Practices. Neither Parent nor, to the Knowledge of Parent, any Representative of Parent (acting on behalf of Parent) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Anti-Corruption Laws or (d) made any other unlawful payment. Neither Parent nor any director, officer, or, to the Knowledge of Parent, any agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person in order to assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws. The operations of Parent are and have been at all times conducted in compliance with the Anti-Money Laundering Laws, and no Action involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.17 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.18 Compliance with Laws. No Parent Party nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, since February 3, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since February 3, 2021, (a) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of any Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (b) no Action by any Authority is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a Parent Party. Since February 3, 2021, Parent Parties have not been threatened in writing or, to the Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority.

5.19 Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect in respect of Parent Parties; and (c) neither Parent Party has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 6.1 (for which the Company has not given such consent).

5.20 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.21 Not an Investment Company. No Parent Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.22 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.23 Tax Matters.

(a) (i) Parent and Merger Sub have duly and timely filed all income and other material Tax Returns which are required to be filed by it (taking into account any applicable extensions), and have paid all material Taxes (whether or not shown on such Tax Returns) which have become due other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects; (iii) there is no Action, to Parent’s knowledge or Merger Sub’s knowledge, pending or proposed in writing, with respect to any amount of Taxes of Parent or Merger Sub; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent of Merger Sub for which a Lien may be imposed on any of Parent’s or Merger Sub’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent and Merger Sub have collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by Parent and Merger Sub; (vi) Parent and Merger Sub duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent or Merger Sub in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) neither Parent nor Merger Sub has requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent or Merger Sub; (ix) neither Parent nor Merger Sub has received any written request from a Taxing Authority in a jurisdiction where Parent or Merger Sub has not paid any Tax or filed Tax Returns asserting that Parent or Merger Sub is or may be subject to Tax in such jurisdiction, and neither Parent nor Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) there is no outstanding power of attorney from Parent or Merger Sub authorizing anyone (other than employees of Parent or Merger Sub) to act on behalf of Parent or Merger Sub in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent or Merger Sub; (xi) neither Parent nor Merger Sub is a party to any Tax sharing, Tax indemnity or Tax allocation contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) neither Parent nor Merger Sub has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiii) neither Parent nor Merger Sub has liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law (other than customary commercial contracts (or contracts entered into in the ordinary course of business) not primarily related to Taxes); (xiv) neither Parent nor Merger Sub is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) neither Parent nor Merger Sub has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Neither Parent nor Merger Sub will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-US. Income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date outside the ordinary course of business; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) Neither Parent nor Merger Sub is aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

5.24 Employees; Benefit Plans. Except as listed on Schedule 5.24, Parent does not have and has never had any employees. Parent has no unsatisfied material liability with respect to any employee. Parent has never and does not currently maintain, sponsor, contribute to or have any direct or indirect liability under any Parent Employee Benefit Plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in or trigger any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any amount that would not be deductible by Parent by reason of Section 280G of the Code with respect to any amount paid or payable under a Parent Employee Benefit Plan or any other arrangement entered into by Parent or its Affiliates prior to the Closing Date.

ARTICLE VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and, with respect to the Company, use its commercially reasonable efforts to preserve intact its business relationships with customers, suppliers and other persons with which the Company has significant business relations. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement (including any Parent Agreement), lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) solely in the case of the Company, (i) transfer, sell, assign, lease, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of any right, title or interest of the Company in Company Owned IP (other than non-exclusive licenses of Company Owned IP granted to customers, end users, or service providers granted in the ordinary course of business); or (ii) disclose any Trade Secrets to any third party (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business that contains reasonable protections therefor);

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $250,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $1,000,000 other than, in the case of each of the Company and Parent (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practices);

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) waive, release, institute, compromise, settle or agree to settle any Legal Proceeding or any Action before any Authority, in each case, where such waiver, release, institution, compromise or settlement is in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) except in connection with the exercise of rights under the terms of any of the Company Preferred Stock, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of Parent Class A Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles or Section 6.6(b), with respect to Company, in connection with the Pre-Closing Financing, or, with respect to each of the Company or Parent, as otherwise contemplated herein;

(xvii) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment;

(xviii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix) solely in the case of the Company, other than as required by Law or by the terms of a Plan (A) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of any employee of the Company or service provider of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend, terminate, amend the actuarial assumptions used in respect of any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; (F) adopt any severance or retention plan; (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (I) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of the Company’s directors, officers, contractors or employees; (J) hire or engage any new employee or consultant if such new employee or consultant will receive annual base compensation in excess of $200,000; or (K) waive any restrictive covenants with respect to any Company employee or service provider;

(xx) fail to duly observe and conform to any applicable Laws and Orders;

(xxi) solely in the case of the Company, (A) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company; or

(xxii) agree or commit to do any of the foregoing.

(b) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall use best efforts to cause each of their respective Subsidiaries and Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) knowingly encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction or take any such action that could reasonably be expected to lead to an Alternative Proposal, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or that could reasonably be expected to lead to an Alternative Proposal, (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that the act of informing Persons of the provisions of this Section 6.2, or of the existence of this Agreement, will not be deemed to “knowingly encourage,” “solicit,” “initiate,” “engage” or “participate” for purposes of, or otherwise constitute a violation of this Section 6.2(a). Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any discussion or negotiation that may be ongoing with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or Parent (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of the Company (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company in a single transaction or series of transactions, (C) with respect to Parent, any other Business Combination or (D) with respect to the Company, any public offering of any equity securities of the Company, any of its Subsidiaries, or a newly formed holding company of the Company or such Subsidiaries.

(b) In the event that there is a proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if (x) doing so would, in the opinion of legal counsel of the Company or Parent, result in the loss or waiver of attorney-client privilege, work product doctrine or similar privilege or (y) such information is subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or Parent, as applicable, by third parties that may be in such party’s possession from time to time.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from Nasdaq with respect to the listing of the securities of Parent;

(e) the occurrence of any fact or circumstance which has had, or would reasonably be expected to have a Material Adverse Effect on Parent or the Company, as applicable, provided, however, that no failure to provide such notification shall be deemed to be a breach of this Agreement for purposes of Section 9.2(a) or Section 9.3(a); and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Sections 9.2(a), 9.2(b) or 9.2(c), in the case of the Company, or Section 9.3(a), 9.3(b) or 9.3(c), in the case of Parent, not to be satisfied, provided, however, that no failure to provide such notification shall be deemed to be a breach of this Agreement for purposes of Section 9.2(a) or Section 9.3(a).

6.5 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Common Shares sufficient to obtain Parent Shareholder Approval at a meeting of holders of Parent Common Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the securities of Parent issuable in the Domestication and Merger shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement. Parent also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the signing of this Agreement and the Ancillary Agreements, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Closing of the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the

Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Parent will use its reasonable best efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its organizational documents, the applicable Nasdaq rules and the applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Common Shares for approval or adoption at the Parent Shareholder Meeting.

(d) Parent shall comply in all material respects with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of the Cayman Islands, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Common Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information exclusively relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Shares or at the time of the Parent Shareholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (it being understood that notwithstanding anything in this Agreement to the contrary, the foregoing shall apply only to information that exclusively relates to the Company). If at any time prior to the Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect in any material respect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Common Shares (provided that notwithstanding any provision of this Agreement, the Company shall not be responsible for, nor have any obligation to Parent or any other Person with respect to, the accuracy or completeness of anything set forth in the Registration Statement or the Proxy Statement/Prospectus, other than information exclusively relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the Cayman Companies Act and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Common Shares the approval the following proposals: (i) by way of ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger); (ii) by way of special resolution, the adoption and approval of the Domestication and the amendment and restatement of Parent’s organizational documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Parent and the Company and as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing; (iii) by way of ordinary resolution, the adoption and approval of the issuance of Parent Common Shares in connection with the Domestication and the Merger under applicable Nasdaq rules; (iv) by way of ordinary resolution, the approval of the Parent Equity Incentive Plan; (v) by way of ordinary resolution, the approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger and such other transactions as contemplated by this Agreement and the Ancillary Agreements (the proposals set forth in the foregoing clauses (i) through (v), the “Required Parent Proposals”); (vi) by way of ordinary resolution, the approval of Parent’s post-closing Board of Directors; (vii) by way of ordinary resolution, approval of all required approvals under Nasdaq rules of the issuance of Parent Common Shares in connection with any financing in connection with the transactions contemplated hereunder; and (viii) whether or not a quorum is present, by way of ordinary resolution, approval to adjourn the Parent Shareholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Parent has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s shareholders prior to the Parent Shareholder Meeting (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Registration Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement/Prospectus, together will all other Offer Documents, to be disseminated to holders of Parent Common Shares. The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Class A Ordinary Shares, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Class A Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Parent Proposals. Parent’s Board of Directors shall recommend that the holders of Parent Common Shares vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practicable provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE IX and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) immediately prior to the Domestication, pay as and when due all amounts payable to Parent Class A Ordinary Shares held by the public shareholders (the “Parent Redemption Amount”), (2) at the Closing, pay any unpaid Company Transaction Expenses and Parent Transaction Expenses to the applicable Persons entitled thereto and the applicable portion of the Series X Gross Up Amount to each applicable holder of Series X Preferred Stock, (3) at the Closing, following the payment of unpaid Company Transaction Expenses, Parent Transaction Expenses and the Series X Gross Up Amount in subparagraph (2), pay the applicable Series X Option Amount to each applicable holder of Series X Preferred Stock electing to receive cash in lieu of any portion of the Aggregate Merger Consideration as set forth in the Closing Consideration Spreadsheet, and (4) at the Closing, following the payment of the aggregate Series X Option Amount in subparagraph (3), pay all remaining amounts then available in the Trust Account to Parent or the Surviving Corporation for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein. To the extent the amounts available in the Trust Account are not sufficient to pay any of the amounts described in subparagraphs (1) through (3) of this Section 6.6, Parent will pay such amounts with such funds as it shall have obtained through financing arrangements obtained in accordance with Section 6.9.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement. Without limiting the foregoing, as promptly as reasonably practicable following the date of this Agreement, Parent, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and the transactions contemplated hereby and thereby (including the Merger).

6.8 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

6.9 Financing. Each of the Company and Parent shall use commercially reasonable efforts to obtain financing at Closing in connection with the transactions contemplated hereunder, in form and substance reasonably acceptable to Parent and the Company, including, without limitation, committed equity investments (including any private investments in public equity), convertible debt, debt financing, non-redemption arrangements and/or backstop arrangements.

6.10 Pre-Closing Financing. From and after the date of this Agreement, the Company shall use commercially reasonable efforts to obtain additional financing, in form and substance reasonably acceptable to Parent and the Company, including through the sale of additional Series X Preferred Stock with an aggregate purchase price of up to $2,680,000 through December 31, 2023, and up to an additional $3,000,000 thereafter, for the purposes of funding the performance of its covenants and agreements under Section 6.5, Section 6.8, Section 6.9, Section 7.3 or Section 8.1 (the “Pre-Closing Financing”). The Company shall not enter into any agreement to sell shares of Series X Preferred Stock after the date hereof unless (i) the applicable purchaser entering into such agreement agrees to waive any right to elect to receive cash consideration in lieu of Parent Common Shares under Section 3.3(c) with respect to the shares of Series X Preferred Stock sold pursuant to such agreement and (ii) the agreement pursuant to which such shares of Series X Preferred Stock are sold provides that any additional consideration payable with respect to such agreement upon the consummation of the Merger is payable solely in Parent Common Shares. Notwithstanding anything to the contrary in this Agreement, the obligation of the Company to perform any covenant or agreement set forth under Section 6.5, Section 6.8, Section 6.9, Section 7.3 or Section 8.1, to the extent the performance of such covenant or agreement requires the Company to incur expenses, is (x) with respect to the period from the date hereof through December 31, 2023 (the “2023 Period”), expressly conditioned on the Company raising an aggregate of $2,680,000 in Pre-Closing Financing during the 2023 Period as contemplated by this Section 6.10 (the “2023 Minimum Pre-Closing Financing”), and until the Company has obtained the 2023 Minimum Pre-Closing Financing, any non-performance during the 2023 Period of any such covenant or agreement as contemplated by this sentence shall not be deemed to be a breach of this Agreement and (y) with respect to the period after December 31, 2023 (the “2024 Period”), expressly conditioned on the Company’s ability to pay its expenses, debts and other liabilities and commitments as they come due in the ordinary course of business unrelated to such covenants or agreements as contemplated by this sentence (and any non-performance during the 2024 Period of any such covenant or agreement as contemplated by this sentence shall not be deemed a breach of this Agreement to the extent the Company is unable to so pay such expenses, debts and other liabilities and commitments), until the Company has raised an aggregate amount of Pre-Closing Financing in excess of $3,000,000 during the 2024 Period as contemplated by this Section 6.10 (the “2024 Minimum Pre-Closing Financing”). For the avoidance of doubt, at such time that the Company has obtained the 2024 Minimum Pre-Closing Financing, the relief for non-performance provided in clause (y) of the preceding sentence shall no longer be available to the Company.

ARTICLE VII

COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(c) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Shares, Parent Units or Parent Warrants, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Stockholder Approval.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within five (5) Business Days following such date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors. Notwithstanding any provision of this Agreement to the contrary, at any time prior to such time that the Company Stockholder Approval is obtained, the Company’s Board of Directors shall have the right to withdraw, amend, modify or change its recommendation that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, in the event that the Company’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be, or would reasonably be expected to result in, a breach of its fiduciary duties under applicable Law; provided, that (i) the Company is not in violation of the provisions of Section 6.2, (ii) the Company shall promptly (and in any event within 24 hours) notify Parent in writing if the Company’s Board of Directors intends to take any such action, and (iii) the Company has given Parent at least ten (10) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such action and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any.

7.3 Additional Financial Information. Promptly following the date of this Agreement, the Company shall provide Parent with the audited financial statements of the Company for the twelve month periods ended December 31, 2022 and 2021 consisting of the audited balance sheets as of such dates, the audited income statements for the twelve month period ended on such date, and the audited cash flow statements for the twelve month period ended on such date, together with the auditors report thereon (the “Year End Financials”). Subsequent to the delivery of the Year End Financials, the Company’s interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty-five (45) calendar days following the end of each quarterly period and interim monthly information for each month thereafter shall be delivered to Purchaser no later than twenty (20) days following the end of each month (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company shall, and the Company shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its commercially reasonable efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; and (ii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Merger Sub or members of the boards of directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the terms of the Parent Agreements and (b) enforce the terms of the Parent Agreements.

8.3 Confidentiality. Except as necessary to complete the Registration Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or an Alternate Exchange, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Class A Ordinary Shares, the Parent Units and the Parent Warrants on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq or an Alternate Exchange, to be agreed mutually by Parent and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, to be satisfied; and (c) the Parent Common Shares, including the shares comprising the Aggregate Merger Consideration, and the Parent Warrants to be approved for listing on Nasdaq or an Alternate Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. The Company shall provide information reasonably requested by Parent with respect to such Nasdaq or Alternate Exchange application and otherwise cooperate with Parent to obtain and maintain such listing.

8.6 Certain Tax Matters.

(a) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Domestication Intended Tax Treatment and Merger Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the its Tax Return for the taxable year of the Merger), shall retain such information as shall be required under Treasury Regulations Section 1.368-3, and shall take no position inconsistent with the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments would be reasonably expected to result in the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment and would not be commercially impracticable).

(d) Any and all Transfer Taxes shall be paid 50% by Parent and 50% by the Company. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Any expenses incurred in connection with the filing of such Tax Returns or other documentation shall be borne equally by Parent and the Company. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(e) In the event the SEC requests or requires a tax opinion regarding the (i) Domestication Intended Tax Treatment, Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Parent, or (ii) the Merger Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause Mayer Brown LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Mayer Brown LLP shall not be required to provide any opinion to any party regarding the Domestication Intended Tax Treatment and Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment.

8.7 Parent Equity Incentive Plan. Prior to the effective date of the Registration Statement, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the Parent Common Shares to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan as mutually determined by the Company and Parent.

8.8 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent and their respective Boards of Directors (or any duly formed committee thereof consisting of nonemployee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act)) shall take all such steps as may be required or as may be reasonably necessary or advisable (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Shares or acquisitions of Parent Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.9 Accruals. Parent shall pay all accrued liabilities of the Company set forth on Schedule 1.1(b), within ninety (90) days following the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) The Company Stockholder Approval shall have been obtained.

(d) Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting.

(e) Parent’s initial listing application with Nasdaq or an Alternate Exchange, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, and Parent shall not have received any notice of non-compliance therewith, and the shares comprising the Aggregate Merger Consideration shall have been approved for listing on Nasdaq or an Alternate Exchange, as applicable.

(f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(g) After giving effect to the transactions contemplated hereby, Parent shall (i) have at least $5,000,001 of net tangible assets (as determined in accordance with rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time or (ii) be otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) the Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Each of the Company and the Company Stockholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement (other than, with respect to the Company Stockholders, the Lock-Up Agreement, which shall be delivered in accordance with Section 3.3(b)) to which the Company or such Company Stockholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have delivered to Parent a resignation from the Board of Directors of the Company of each director of the Company listed in Schedule 9.2(j), effective as of immediately before the Effective Time; provided, that the failure to deliver the resignation for any such director shall not result in the failure of this condition to be satisfied if immediately following the Effective Time Parent shall have the right to remove such director with immediate effect.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Domestication shall have been consummated on the day that is at least one Business Day prior to the Closing Date.

(f) The Aggregate Transaction Proceeds shall be equal to or greater than $30,000,000.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(h) The Parent Certificate of Incorporation shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware.

(i) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(j) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(k) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

(l) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.9.

ARTICLE X

TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before the latest of (A) March 15, 2024 and (B) if Parent’s board of directors has extended the timeline to consummate an initial business combination to a date following March 15, 2024, in accordance with the Parent Articles, the last date for Parent to consummate a Business Combination pursuant to such extensions, provided that such date shall in no event be later than June 15, 2024 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the proximate cause of the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.

(c) In the event that the Parent Shareholder Meeting has been held (including any adjournment thereof) and has concluded, and the holders of Parent Common Shares have duly voted, and the Parent Shareholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.

(d) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing if the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) through 9.2(c) impossible (a “Terminating Company Breach”); except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not delivered the Company Stockholder Approval to Parent (provided, that upon the Company delivering the Company Stockholder Approval to Parent, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, if at any time prior to the Closing, Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) through 9.3(c) impossible (a “Terminating Parent Breach”); except that, if such Terminating Parent Breach is curable by Parent, then, for a period of up to thirty (30) days after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to use its reasonable best efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period, provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(c) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have, if the Company Support Agreement is not executed and delivered by the Company and the Company Stockholders listed on Schedule I within 24 hours following the execution of this Agreement.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party of its covenants and agreements hereunder or intentional common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or intentional common law fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI

MISCELLANEOUS

11.1 Non-Survival. Other than as otherwise provided in the last sentence of this Section 11.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party or its Representatives. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Agreement that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Agreement that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Agreement.

11.2 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

HDL Therapeutics, Inc.

601 21st Street, Ste. 300

Vero Beach, FL 32960

Attention: Michael A. Matin, Chairman and Chief Executive Officer

E-mail: michael.matin@hdlthreapeutics.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020-1001

Attention: Kevin Sheridan, Esq.; Andrew Noreuil, Esq.

E-mail: ksheridan@mayerbrown.com; anoreuil@mayerbrown.com

if to Parent or Merger Sub (prior to the Closing):

Swiftmerge Acquisition Corp.

4318 Forman Ave.

Toluca Lake, CA, 91602

Attention: John S. Bremner, Chief Executive Officer

E-mail: sam@ivestconsumer.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

E-mail: mnussbaum@loeb.com

11.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5 Publicity.

(a) Other than with respect to communications made pursuant to Section 6.5 or Section 11.5(b), the parties agree that, prior to the Closing, neither they nor their Representatives shall issue any press release or make any public announcement or communication without the prior written consent of, the Company and Parent, provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is Parent, Merger Sub or their Representatives, or Parent, if the disclosing party is the Company or its Representatives, to review such announcement or communication and provide the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith and (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 11.5(a); provided, however, that this Section 11.5(a) shall not apply to any communications made pursuant to, or in connection with, the last sentence of Section 7.2(b).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released.

11.6 Expenses. Except as otherwise expressly set forth herein, the costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account. The anticipated costs and expenses of the Company in connection with this Agreement and the transactions contemplated hereby as of the Closing Date are set forth on Schedule 11.6. If the Closing does not take place, each party shall be responsible for its own expenses.

11.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void.

11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.10 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.13 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.20, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.14 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Stockholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.15 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Stockholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Stockholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Stockholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Stockholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent Party and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Stockholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Stockholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Stockholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and Merger Sub made available to the Company and the Company Stockholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Stockholders or their respective Representatives or made available to the Company, the Company Stockholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Stockholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.16 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE

PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.17 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any such Action.

11.18 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.19 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.20 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.20) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

SWIFTMERGE ACQUISITION CORP.

By:	/s/ John S. Bremner
Name: John S. Bremner
Title: Chief Executive Officer

Merger Sub:

IVCP MERGER SUB, INC.

By:	/s/ John S. Bremner
Name: John S. Bremner
Title: Chief Executive Officer

Company:

HDL THERAPEUTICS, INC.

By:	/s/ Michael Matin
Name: Michael Matin
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Parent Certificate of Incorporation

(See attached)

EXHIBIT B

Form of Parent Bylaws

(See attached)

EXHIBIT C

Form of Company Support Agreement

(See attached)

EXHIBIT D

Form of Sponsor Support Agreement

(See attached)

EXHIBIT E

Form of Lock-Up Agreement

(See attached)

EXHIBIT F

Form of Amended and Restated Registration Rights Agreement

(See attached)

EXHIBIT G

Form of Parent Equity Incentive Plan

(See attached)